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Neoleukin Therapeutics Announces Second Quarter 2022 Financial Results & Provides Corporate Update
–Company to Host Conference Call Today, August 9, 2022, at 1:30 p.m. Pacific / 4:30 p.m. Eastern -

SEATTLE, Washington, August 9, 2022 – Neoleukin Therapeutics, Inc., “Neoleukin” (NASDAQ:NLTX), a biopharmaceutical company utilizing sophisticated computational methods to design de novo protein therapeutics, today announced financial results for the second quarter ended June 30, 2022 and a midyear corporate update.
“Our focus at Neoleukin is the advancement of de novo proteins to solve important therapeutic challenges and address unmet medical needs," said Jonathan Drachman, M.D., Chief Executive Officer of Neoleukin. "We are excited to be part of a revolutionary approach to creating therapeutic proteins that are not based on native sequences. Our first programs, including our lead product candidate, NL-201, were developed using sophisticated computational algorithms combined with directed evolution in the laboratory. We have now added machine learning and neural networks to our technological approach, enabling faster, more accurate development of increasingly complex proteins. Using these new processes, we have been able to add two new cytokine mimetics to our discovery pipeline this year."
"At Neoleukin, we are excited to be testing NL-201, which we believe is the first fully de novo protein in clinical trials," said Priti Patel, M.D., Chief Medical Officer. "We are pleased to have begun testing NL-201 in combination with pembrolizumab in mid-May of this year. We believe this is just one of many potential opportunities to harness the immune activating properties of NL-201 in novel combination regimens."

NL-201 Update
Neoleukin is conducting a clinical trial of intravenous NL-201 in patients with advanced solid tumors. The trial is evaluating two different schedules and multiple dose levels in order to determine a recommended Phase 2 dose and schedule. Intermediate dose levels have been added to both schedules, which has extended the timeline to reach the anticipated Phase 2 dose. Dose escalation continues in both schedules, and Neoleukin now anticipates disclosing interim data in 2023.
In April 2022, Neoleukin announced the presentation of preclinical data at the American Association for Cancer Research (AACR) Annual Meeting, highlighting the potential for NL-201 to treat non-Hodgkin lymphoma as well as synergistic antitumor activity when NL-201 is combined with radiation therapy, including significant inhibition of tumor growth and increased survival in preclinical models.

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In May 2022, Neoleukin announced treatment of the first patient in a combination arm evaluating the safety and efficacy of Neoleukin’s NL-201 in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab), as part of Neoleukin’s ongoing Phase 1 trial. Up to 132 patients will be enrolled in the combination arm of the study, which is being conducted through a clinical collaboration and supply agreement with Merck (known as MSD outside the United States and Canada). The trial is assessing safety, pharmacokinetics, pharmacodynamics, immunogenicity, and antitumor activity. KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.
Research Updates
Technology: Neoleukin's research team is actively engaged in the discovery of additional de novo cytokine mimetics as well as technological advances in order to accelerate the process from concept to proof of preclinical activity. Among these advances, the use of machine learning and neural networks have made it possible to design de novo proteins even when high-resolution structures have not yet been solved, using less compute resources and with a higher percentage of functional sequences. In addition to NL-201, Neoleukin has previously reported preclinical data for two de novo proteins: NL-CVX1, a decoy protein that mimics the human ACE2 binding site of the SARs-CoV2 spike protein and Neo-5171, an inhibitor of both IL-2 and IL-15 signaling.
Pipeline: Neoleukin is exploring an activator of T-regulatory cells for the treatment of inflammation and autoimmune diseases, a next generation IL-2/IL-15 agonist, and two additional undisclosed de novo cytokine mimetics for the treatment of cancer.
Summary of Financial Results
Cash Position: Cash, cash equivalents, and short-term investments totaled $116.5 million as of June 30, 2022, compared to $142.5 million as of December 31, 2021.
Based upon current internal infrastructure and pipeline initiatives, Neoleukin believes it has sufficient cash to fund operations through 2023.
R&D Expenses: Research and development expenses for the second quarter of 2022 increased to $11.0 million from $9.8 million for the second quarter of 2021. The increase was primarily due to increased clinical trial expenses related to NL-201.
G&A Expenses: General and administrative expenses for the second quarter of 2022 decreased to $4.9 million from $5.3 million for the second quarter of 2021. The decrease was primarily attributable to decreases in personnel-related and facility-related costs.
Net Loss: Net loss for the second quarter of 2022 was $15.7 million compared to a net loss of $15.1 million in the second quarter of 2021.
About NL-201
NL-201 is a de novo agonist of the IL-2 and IL-15 receptors, designed to expand cancer-fighting CD8 T cells and natural killer (NK) cells without any bias toward cells expressing the alpha receptor subunit (CD25). Previously presented preclinical data has demonstrated the ability of NL-201 to stimulate and expand CD8+ and NK cells at low doses with minimal impact on immunosuppressive regulatory T cells. Furthermore, NL-201 has demonstrated both monotherapy and combination activity across a wide range of preclinical syngeneic tumor models.

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Conference Call Information
Neoleukin will host a conference call today to provide a second quarter corporate update and review financials. Details are as follows:
Date: August 9, 2022
Time: 1:30 p.m. Pacific / 4:30 p.m. Eastern
Toll-free: (800) 715-9871
Conference ID: 4116795
Webcast URL: http://investor.neoleukin.com/events
The archived audio webcast with slides will be available on the Investor Relations section of the Neoleukin website approximately two hours after the event and will be available for replay for at least 30 days after the event.
About Neoleukin Therapeutics, Inc.
Neoleukin is a biopharmaceutical company creating next generation immunotherapies for cancer, inflammation and autoimmunity using de novo protein design technology. Neoleukin uses sophisticated computational methods to design proteins that demonstrate specific pharmaceutical properties that provide potentially superior therapeutic benefit over native proteins. Neoleukin’s lead product candidate, NL-201, is a combined IL-2 and IL-15 agonist designed to improve tolerability and activity by eliminating the alpha receptor binding interface. For more information, please visit the Neoleukin website: www.neoleukin.com.
Safe Harbor / Forward-Looking Statements
This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the therapeutic properties and potential of the company’s de novo protein design technology, the results and timing of the clinical trial for NL-201, expectations regarding cash forecasts, and planned clinical and development activities and timelines. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties, including risks and uncertainties related to the company’s cash forecasts, the company’s ability to advance its product candidates, the receipt and timing of potential regulatory submissions, designations, approvals and commercialization of product candidates, our ability to protect our intellectual property, the timing and results of preclinical and clinical trials, changes to laws or regulations, market conditions, geopolitical events, and further impacts of COVID-19, that could cause actual results to differ materially from what Neoleukin expects. Further information on potential risk factors that could affect Neoleukin’s business and its financial results are detailed under the heading “Risk Factors” included in Neoleukin's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed from time to time with the Securities and Exchange Commission (SEC). Neoleukin undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Contacts:

Media
Julie Rathbun
206-769-9219
jrathbun@neoleukin.com

Investors
Solebury Trout
Alexandra Roy
617-221-9197
aroy@soleburytrout.com

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NEOLEUKIN THERAPEUTICS, INC.
Condensed consolidated balance sheet data
(In thousands of U.S. dollars)

	June 30,	December 31,
	2022	2021
Assets
Cash, cash equivalents, and short-term investments	$116,457	$142,467
Other current assets	2,028	1,522
Non-current assets	18,536	19,274
Total assets	$137,021	$163,263
Liabilities
Current liabilities	$9,271	$8,636
Non-current liabilities	11,042	11,763
Total liabilities	20,313	20,399
Stockholders' equity	116,708	142,864
Total liabilities and stockholders' equity	$137,021	$163,263

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NEOLEUKIN THERAPEUTICS, INC.
Condensed consolidated statements of operations
(In thousands of U.S. dollars, except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses
Research and development	$10,956	$9,824	$21,656	$19,506
General and administrative	4,915	5,300	9,580	10,566
Total operating expenses	15,871	15,124	31,236	30,072
Loss from operations	(15,871)	(15,124)	(31,236)	(30,072)
Other income (loss), net	183	(5)	197	(7)
Net loss	$(15,688)	$(15,129)	$(31,039)	$(30,079)
Comprehensive income (loss):
Unrealized loss on available-for-sale securities	(72)	—	(72)	—
Comprehensive loss	$(15,760)	$(15,129)	$(31,111)	$(30,079)

Net loss per share – basic and diluted	$(0.28)	$(0.27)	$(0.56)	$(0.55)
Basic and diluted weighted average common shares outstanding	55,203,709	55,026,404	55,173,789	54,985,639